Exhibit 2.2

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of August 14, 2014 (this “Amendment”), is made by and among FortisUS Inc., a Delaware corporation (“Parent”), Color Acquisition Sub Inc., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and UNS Energy Corporation, an Arizona corporation (the “Company”). All capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Parent, Merger Sub and Company entered into that certain Agreement and Plan of Merger, dated as of December 11, 2013 (the “Merger Agreement”) with, solely for the purposes of Sections 5.5(c) and 8.15 therein, Fortis Inc., a corporation incorporated under the Corporations Act of Newfoundland and Labrador; and
WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein pursuant to Section 7.3 of the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Amendment to the Share Sale Agreement. The first sentence of Section 1.1(b) of the Merger Agreement shall be replaced in its entirety with the following:
“The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and following the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.”
2.    Effectiveness of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall be deemed to be amended and/or restated as herein above set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement.
3.    General Provisions.
(a)    Miscellaneous. The terms of Sections 8.2, 8.3, and 8.6 through 8.14 (inclusive) of the Merger Agreement shall apply to this Amendment mutatis mutandis, as applicable.
(b)    Merger Agreement in Effect. Except as specifically provided for in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect.
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FortisUS Inc.

By:	/s/ Ronald W. McCabe
Name:	Ronald W. McCabe
Title:	VP, General Counsel and Corporate Secretary

By:	/s/ Barry V. Perry
Name:	Barry V. Perry
Title:	VP Finance and Chief Executive Officer

Color Acquisition Sub Inc.

By:	/s/ Ronald W. McCabe
Name:	Ronald W. McCabe
Title:	VP, General Counsel and Corporate Secretary

By:	/s/ Barry V. Perry
Name:	Barry V. Perry
Title:	VP Finance and Chief Executive Officer

UNS Energy Corporation

By:	/s/ David G. Hutchens
Name:	David G. Hutchens
Title:	President and Chief Executive Officer

[Signature Page to the Amendment to the Agreement and Plan of Merger]